Exhibit 10.27
SUMMARY OF OUTSIDE DIRECTOR COMPENSATION
As of June 14, 2007, Directors of IXYS Corporation that are not employees, commonly referred to as outside directors, received cash compensation on the following basis:

Annual Retainer for each Director	$25,000
Additional Annual Retainer for the Chairman of the Audit Committee	$7,500
Compensation Committee	$4,000
Nominating Committee	$4,000
Director’s Fee for each Board of Directors meeting	$1,000
Director’s Fee for each Committee meeting	$600